Exhibit (i)(2)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com JEREMY SENDEROWICZ jeremy.senderowicz@dechert.com +1 212 641 5669 Direct +1 212 698 3559 Fax

September 25, 2018

DBX ETF Trust

345 Park Avenue

New York, NY 10154

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 430 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-170122; 811-22487)

Dear Ladies and Gentlemen:

We have acted as counsel to DBX ETF Trust (the “Trust”) in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”), which relates to the shares of beneficial interest, no par value, of Xtrackers MSCI Emerging Markets Hedged Equity ETF, Xtrackers MSCI EAFE Hedged Equity ETF, Xtrackers MSCI Germany Hedged Equity ETF, Xtrackers MSCI Japan Hedged Equity ETF, Xtrackers MSCI Asia Pacific ex Japan Hedged Equity ETF, Xtrackers MSCI Europe Hedged Equity ETF, Xtrackers MSCI United Kingdom Hedged Equity ETF, Xtrackers MSCI All World ex US Hedged Equity ETF, Xtrackers MSCI South Korea Hedged Equity ETF, Xtrackers MSCI All World ex US High Dividend Yield Equity ETF, Xtrackers MSCI EAFE High Dividend Yield Equity ETF, Xtrackers Germany Equity ETF, Xtrackers Eurozone Equity ETF, Xtrackers MSCI Eurozone Hedged Equity ETF, Xtrackers Japan JPX-Nikkei 400 Equity ETF, Xtrackers MSCI Latin America Pacific Alliance ETF, Xtrackers High Yield Corporate Bond – Interest Rate Hedged ETF, Xtrackers Investment Grade Bond – Interest Rate Hedged ETF, Xtrackers Emerging Markets Bond – Interest Rate Hedged ETF, Xtrackers Municipal Infrastructure Revenue Bond ETF, Xtrackers Harvest CSI 300 China A-Shares ETF, Xtrackers MSCI China A Inclusion Equity ETF, Xtrackers Harvest CSI 500 China A-Shares Small Cap ETF and Xtrackers MSCI All China Equity ETF (the “Shares”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 430 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 432 pursuant to the Investment Company Act of 1940, as amended. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Trust’s Declaration of Trust, as amended (the “Declaration”), and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Exhibit (i)(2)

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in accordance with the Trust’s Declaration, Designation and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Miscellaneous Information—Counsel” in each Statement of Additional Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP

Dechert LLP